Exhibit 10.12

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS NOTE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE CONVERTIBLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS.  THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A GENERALLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT.  NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

Principal Amount: $1,067,527.40                                    Issue Date: March 1, 2010

8 ½ % CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, PHYTOMEDICAL TECHNOLOGIES, INC., a Nevada corporation (hereinafter called “ Borrower ”), hereby promises to pay to Harmel S. Rayat, having an address at 1628 West 1st Avenue, Suite 216, Vancouver, British Columbia,  V6J 1G1,  (the “ Holder ”) or its registered assigns or successors in interest or order, without demand, the sum of one million sixty-seven thousand five hundred twenty seven dollars and 40 cents ($1,067,527.40) (“Principal Amount”), with interest compounded quarterly at the annual rate of eight and one-half percent (8 ½ %) on  March 1, 2013  (the “Maturity Date”), if not sooner paid.

This Note amends and restates in its entirety the demand promissory note dated March 8, 2005 in the aggregate principal amount of $750,000 issued by the Borrower to the Holder (the “Original Note”). All accrued and unpaid interest on the outstanding principal of the Original Note as of the date hereof has been included in the Principal Amount.

ARTICLE 1

INTEREST

            1.1           Interest Rate.   Interest on this Note shall compound quarterly and shall accrue at the annual rate of eight and one-half percent (8 ½ %) as computed on the basis of a 365-day year.  .  Interest will begin to accrue as of the date hereof is payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below; provided, however, the Holder may elect to convert, at any time during the term of this Note, all or any portion of accrued and unpaid interest, through the date of such conversion, into shares of Common Stock at the then applicable Conversion Price..  Interest will be payable in cash, or at the election of the Borrower, and subject to Section 2.2, with shares of Common Stock at a per share value equal to the Conversion Price set forth in Section 2.1.  Interest may be paid at the Holder’s election in cash, registered Common Stock or Common Stock immediately to the extent resellable pursuant to Rule 144 to the extent such share issuance is not limited by transfer or volume restrictions.

            1.2             Default Interest Rate.  Following the occurrence and during the continuance of an Event of Default, which, if susceptible to cure is not cured within the cure periods (if any) set forth in Article 3, otherwise then from the first date of such occurrence until cured, the annual interest rate on this Note shall (subject to Section 4.10) be ten percent (10%), and be due on demand.

ARTICLE 2

CONVERSION RIGHTS

           2.1           Holder’s Conversion Rights.   Subject to Section 2.4, for so long as this Note remains outstanding and not fully paid, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount of this Note, together with interest, into shares of Common Stock (the “Conversion Shares”), subject to the terms and conditions set forth in this Article 3, at the rate of  $0.01 per share of Common Stock (“Conversion Price”), as the same may be adjusted pursuant to this Note.  The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.3.

           2.2           Conversion Limitation.   Intentionally left blank.

           2.3          Mechanics of Holder’s Conversion.

 (a)           In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a “Notice of Conversion”) to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records.  Each date on which a Notice of Conversion is delivered or faxed to the Borrower in accordance with the provisions hereof shall be deemed a “Conversion Date.”  A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)           Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel (if so required by the Borrower’s transfer agent), to issue the Conversion Shares to the Holder within three (3) business days of the date of the Notice of Conversion..

            2.4           Certain Adjustments. The number and class or series of shares into which this Note may be converted under Section 2 shall be subject to adjustment in accordance with the following provisions:

(a)    Computation of Adjusted Conversion Price.  Except as hereinafter provided, in case the Borrower shall at any time after the date hereof issue or sell any (i) shares of its common shares or preferred shares convertible into its common shares, or (ii) debt, warrants, options or other instruments or securities which are convertible into or exercisable for shares of Common Stock (together herein referred to as “Equity Securities”), in each case for consideration (or with a conversion price) per common share less than the Conversion Price in effect immediately prior to the issuance or sale of such securities or instruments, or without consideration, then forthwith upon such issuance or sale, the

Conversion Price shall (until another such issuance or sale) be reduced to the price (calculated to the nearest full cent) equal to the price (or conversion price) of any such securities or instruments;  provided ,  however , that in no event shall the Conversion Price be adjusted pursuant to this computation to an amount in excess of the Conversion Price in effect immediately prior to such computation. For the purposes of this Section 2.4, the term Conversion Price shall mean the Conversion Price per share set forth in Section 2.1 hereof, as adjusted from time to time pursuant to the provisions of this Section.

            For purposes of any computation to be made in accordance with this Section 2.4, the following provisions shall be applicable:

(i)    In case of the issuance or sale of any shares of Equity Securities for a consideration part or all of which shall be cash, the amount of the cash consideration shall be deemed to be the amount of cash received by the Borrower for such shares (or, if shares of stock are offered by the Borrower for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the public offering price, before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or other persons or entities performing similar services), or any expenses incurred in connection therewith and less any amounts payable to security holders or any affiliate thereof, including, without limitation, any employment agreement, royalty, consulting agreement, covenant not to compete, earnout or contingent payment right or similar arrangement, agreement or understanding, whether oral or written; all such amounts shall be valued at the aggregate amount payable thereunder whether such payments are absolute or contingent and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

(ii)    In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Borrower) of shares of Equity Securities for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Borrower.

(iii)    Shares of Equity Securities issuable by way of dividend or other distribution on any capital stock of the Borrower shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

(iv)    The reclassification of securities of the Borrower other than shares of Equity Securities into securities including shares of Equity Securities shall be deemed to involve the issuance of such shares of Equity Securities for consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of stock shall be determined as provided in this Section 2.4.

(v)    The number of shares of Equity Securities at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of then outstanding options, rights, warrants, and convertible and exchangeable securities.

(b)    Adjustment for Reorganization or Recapitalization.  If, while this Note remains outstanding and has not been converted, there shall be a reorganization or recapitalization of the Borrower (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), all necessary or appropriate lawful provisions shall be made so that the Holder shall thereafter be entitled to receive upon conversion of this Note, the greatest number of shares of stock or other securities or property that a holder of the class of securities deliverable upon conversion of this Note would have been entitled to receive in such reorganization or recapitalization if this Note had been converted immediately prior to such reorganization or recapitalization, all subject to further adjustment as provided in this Section 4. If the per share consideration payable to the Holder for such class of securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Borrower’s Board of Directors. The foregoing provisions of this paragraph shall similarly apply to successive reorganizations or recapitalizations and to the stock or securities of any other corporation that are at the time receivable upon the   conversion of this Note. In all events, appropriate adjustment shall be made in the application of the provisions of this Note (including adjustment of the conversion price and number of shares into which this Note is then convertible pursuant to the terms and conditions of this Note) with respect to the rights and interests of the Holder after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such reorganization or recapitalization upon conversion of this Note.

(c)    Adjustments for Split Subdivision or Combination of Shares.  If the Borrower at any time while this Note remains outstanding and unconverted, shall split or subdivide any class of securities into which this Note may be converted into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such split or subdivision shall be proportionately increased and the conversion price for such class of securities shall be proportionately decreased. If the Borrower at any time while this Note, or any portion hereof, remains outstanding and unconverted shall combine any class of securities into which this Note may be converted, into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such combination shall be proportionately decreased and the conversion price for such class of securities shall be proportionately increased.

(d)    Adjustments for Dividends in Stock or Other Securities or Property. If, while this Note remains outstanding and unconverted, the holders of any class of securities as to which conversion rights under this Note exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Borrower by way of dividend, then and in each case, this Note shall represent the right to acquire, in addition to the number of shares of such class of security receivable upon conversion of this Note, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Borrower that such holder would hold on the date of such conversion had it been the holder of record of the class of security receivable upon conversion of this Note on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 2.4.

(e)          Adjustment for Subsequent Equity Sales. If the Borrower, at any time while this Note  is outstanding, shall sell or grant any option to purchase, or sell or grant any right to reprice, or otherwise dispose of or issue (or announce any offer, sale, grant or any option to purchase or other disposition) any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock, at an effective price per share less than the then Conversion Price (such lower price, the “Base Share Price” and such issuances collectively, a “Dilutive Issuance”) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share which is less than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then the Conversion Price shall be reduced and only reduced to equal the Base Share Price and the number of Conversion Shares issuable hereunder shall be increased such that the aggregate Conversion Price payable hereunder, after taking into account the decrease in the Conversion Price, shall be equal to the aggregate Exercise Price prior to such adjustment.  Such adjustment shall be made whenever such Common Stock or Common Stock Equivalents are issued.  The Company shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 2.4 (e), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice the “Dilutive Issuance Notice”).  For purposes of clarification, whether or not the Company provides a Dilutive Issuance Notice pursuant to this Section 2.4 (e) upon the occurrence of any Dilutive Issuance, after the date of such Dilutive Issuance the Holder is entitled to receive a number of Conversion Shares based upon the Base Share Price regardless of whether the Holder accurately refers to the Base Share Price in the Notice of Conversion.

(f)    No Fractional Shares. Conversion calculations pursuant to Article 2 shall be rounded up to the nearest whole Conversion Share, and no fractional shares shall be issuable by the Borrower upon conversion of this Note. All shares issuable upon a conversion of this Note (including fractions thereof) shall be aggregated for purposes of determining whether such conversion would result in the issuance of a fractional share.

(g)    No Impairment.  The Borrower will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith assist in the carrying out of all the provisions of this Article 2 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holder of this Note against impairment.

(h)    No Change Necessary. The form of this Note need not be changed because of any adjustment in the number of shares of Common Stock issuable upon its conversion.

2.5.    Further Adjustments. In case at any time or, from time to time, the Borrower shall take any action that affects the class of securities into which this Note may be converted under Section 2, other than an action described herein, then, unless such action will not have a material adverse effect upon the rights of the Holder, the number of shares of such class of securities (or other securities) into which this Note is convertible shall be adjusted in such a manner and at such time as shall be equitable under the circumstances.

2.6.    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section 2.4 or Section 2.5, the Borrower at its sole expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Holder a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Holder, furnish or cause to be furnished to the Holder a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number and class of securities and the amount, if any, of other property which at the time would be received upon the conversion of this Note under Article 2.

2.7.    Change of Control. In the event of (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Borrower, or (ii) a sale of all or substantially all of the assets of the Borrower to another person or entity, this Note shall be automatically due and payable. The Borrower will give the Holder not less than ten (10) business days prior written notice of the occurrence of any events referred to in this Section 2.7.

ARTICLE 3

 EVENTS OF DEFAULT

The occurrence of any of the following events of default (“Event of Default”) shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1       Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of Principal Amount, interest or other sum due under this Note when due and such failure continues for a period of eight (8) business days after the due date.

3.2      Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of this Note and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.  Notwithstanding the foregoing, in the event that the provisions of Section 2.2 wherein the Borrower does not have sufficient number of shares available for issuance pursuant to its Articles of Incorporation, as amended, then the default shall be deemed cured at the time of the initial filing of a preliminary information statement or proxy statement, provided, that the Company makes best efforts to obtain effectiveness of the same and complete the filing of any Amendment to the Articles of Incorporation (or amended and restated Articles of Incorporation) within 45 days thereafter.

3.3      Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection herewith or therewith shall be false or misleading in any material respect as of the Closing Date.

3.4      Receiver or Trustee.  The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for them or for a substantial part of their property or business; or such a receiver or trustee shall otherwise be appointed.

3.5      Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any subsidiary of Borrower in the United States or any of their property or other assets in the United States for more than $100,000, and shall remain unvacated or unsatisfied, for a period of sixty days.

3.6      Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith and has segregated cash funds equal to not less than one-half of the contested amount.

3.7      Bankruptcy.  Bankruptcy, insolvency, reorganization, or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower and if instituted against them are not dismissed within forty-five (45) days of initiation.

3.8      Delisting.   Delisting of the Common Stock from the OTCBB or such other exchange on which the Borrower’s common stock is then listed for trading (the “Principal Market”) for a period of seven consecutive trading days; or notification from a Principal Market that the Borrower is not in compliance with the conditions for such continued listing on such Principal Market.

3.9      Stop Trade.  the issuance of a Securities and Exchange Commission or judicial stop trade order or, a Principal Market trading suspension with respect to Borrower’s Common Stock that lasts for five or more consecutive trading days.

3.10      Failure to Deliver Common Stock or Replacement Note.  Borrower’s failure to timely deliver certificates representing the Conversion Shares to the Holder pursuant to and in the form required by this Note, or if required, a replacement Note.

3.11     Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note the amount of Common Stock as set forth in this Note.

3.12     Financial Statement Restatement.   The restatement of any financial statements filed by the Borrower for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

ARTICLE 4

MISCELLANEOUS

4.1      Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2       Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: PhytoMedical Technologies, Inc., 100 Overlook Drive, 2nd Floor, Princeton, New Jersey 08540 with a copy to Joseph Sierchio, Esq., Sierchio & Company, LLP, Suite 702, 430 Park Avenue, New York, New York 10022; and (ii) if to the Holder, to the name, address and facsimile number provided to the Borrower by the Holder.

4.3       Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4       Assignees.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5       Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6    No Rights or Liabilities as Shareholder. This Note does not by itself entitle the Holder to any voting rights or other rights as a shareholder of the Borrower. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Holder, shall cause the Holder to be a shareholder of the Borrower for any purpose.

            4.7       Binding Effect. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that the Borrower shall not assign its rights hereunder in whole or in part without the express written consent of the Holder.

4.8      Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

4.9    Final Note. This Note contains the complete understanding and agreement of the Borrower and Holder and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations.

4.10       Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.11      Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.12      Redemption.  This Note may not be redeemed, prepaid or called without the consent of the Holder except as described in this Note.

4.13     Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

4.14    Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 1st day of March, 2010.

PHYTOMEDICAL TECHNOLOGIES, INC.

 By: /s/Greg Wujek

 Name: Greg Wujek

 Title:   President and Chief Executive Officer

WITNESS:

/s/ Raymond Krauss

Name:  Raymond Krauss

Title:    Chief Financial Officer

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by PhytoMedical Technologies, Inc. on March 1, 2010 into Shares of Common Stock of PhytoMedical Technologies, Inc. (the “ Borrower ”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than <> % of the outstanding Common Stock of PhytoMedical Technologies, Inc.

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:___________________________________________________________________________

Address:_____________________________________________________________________________

_____________________________________________________________________________